2006 VT 70
SUPREME COURT DOCKET NO. 2005-287
JANUARY TERM, 2006

In re Appeal of Investigation into the	}	APPEALED FROM:

Existing Rates of Central Vermont Public	}

Service Corp. and Tariff Filing of Central	}

Vermont Public Service Corp.	}	Public Service Board

}

}

	}	DOCKET NO. PSB 6946 & 6988

In the above-entitled cause, the Clerk will enter:

¶1. In this appeal, Central Vermont Public Service Corporation (CVPS) asks this Court to review four aspects of the Public Service Board’s May 29, 2005 order setting the company’s rates. We find no cause for reversal and thus affirm the Board’s order.

¶2. A review of related past Board dockets is helpful in setting the context for the instant appeal. In 2001, CVPS and the Department of Public Service settled the company’s prior rate increase requests through a memorandum of understanding (MOU) that allowed CVPS to raise its rates by nearly four percent but set a cap on its rate of return and required the company to return to ratepayers any earnings above that cap in the years 2001, 2002, and 2003. The Board accepted the 2001 MOU to protect CVPS’s economic viability while ensuring that the company would not profit unreasonably from the Board allowing rates over and above what normally would have been allowed through application of traditional ratemaking methodologies. The parties later negotiated another MOU related to CVPS’s sale of the Vermont Yankee Nuclear Generating Station. The Board approved the MOU subject to certain conditions. When CVPS objected to the conditions, the Department asked the Board to investigate the company’s rates. CVPS then sought another rate increase, which caused the Board to open another docket and consolidate it with the previous one. With respect to these dockets, the Board determined that calendar year 2003 would be the test year. On May 29, 2005, following discovery, briefing, and two rounds of evidentiary hearings, the Board issued a 179-page final order. The following month, the Board denied CVPS’s motion for reconsideration.

¶3. On appeal, CVPS challenges four aspects of the Board’s order, to which we apply a deferential standard of review. Board orders directed at proper regulatory objectives enjoy a strong presumption of validity. In re Citizens Utils. Co., 171 Vt. 447, 450, 769 A.2d 19, 23 (2000). We accept as true all of the Board’s findings that are not clearly erroneous, and, in reviewing the Board’s conclusions, we defer to its particular expertise and informed judgment. Id.

¶4. CVPS first argues that the Board unlawfully engaged in retroactive ratemaking by interpreting the 2001 MOU in a way that required the company to refund past profits to its customers from years 2001-2003. “Retroactive ratemaking occurs when rates are set at a level that permits a utility to recover past losses, or that requires it to refund past excess profits, that resulted from a disparity between projected expenses of a prior rate base and actual incurred expenses.” In re Green Mountain Power Corp., 162 Vt. 378, 387, 648 A.2d 374, 380 (1994). The Board may not require a utility to refund to customers a portion of its previously earned profits because “the Board has no statutory authority to make whole either the utility company or its customers for inequities that existed in the past.” In re Cent. Vt. Pub_. Serv. Corp., 144 Vt. 46, 53, 473 A.2d 1155, 1159 (1984). In this case, the Board stated that it was not retroactively changing the rates established in 2001, but rather applying those rates by enforcing the terms of the 2001 MOU. Thus, according to the Department, the Board merely enforced an MOU under which the parties, including CVPS, agreed that the company’s earnings would be capped prospectively over the following three years.

¶5. In response, CVPS argues that the Board engaged in retroactive ratemaking by applying a never-before-used methodology for calculating overearnings. In making this argument, CVPS acknowledges the legality and enforceability of the Board’s order incorporating the 2001 MOU, explicitly stating that it “did not ask below, and does not ask here, to be released from its obligations thereunder, as CVPS reasonably understood those obligations.” Thus, CVPS challenges the 2001 MOU, including its earnings cap provision, only “to the extent that it required a refund in excess of the amount of overearnings calculated and offered by the Company as a benefit to ratepayers.” In short, CVPS is challenging the Board’s authority to enforce the 2001 MOU in a manner that estimated its earnings beyond what CVPS reasonably expected when it signed the MOU.

¶6. We find CVPS’s position untenable. By enforcing the 2001 MOU, the Board was merely construing its terms, not resetting the rates established under that agreement. CVPS accepted the earnings cap and does not challenge it as retroactive ratemaking. The only issue is whether the Board committed reversible error in using a particular methodology to interpret and enforce the terms of the agreement.

¶7. According to CVPS, the Board erred because (1) the 2001 MOU contains no specific methodology by which overearnings would be calculated; (2) in a 1994 docket, the Board explicitly rejected a methodology similar to the one it adopted here; and (3) in previous dockets, the Board accepted a methodology similar to the one proposed by CVPS in this case. CVPS contends that, under these circumstances, it was, at minimum, unreasonable for the Board to enforce the 2001 MOU by applying a previously rejected methodology. See Breslauer v. Fayston Sch. Dist.,163 Vt. 416, 426, 659 A.2d 1129, 1135 (1995) (citing Restatement (Second) of Contracts § 204 (1981) for proposition that when parties have reached agreement sufficiently defined to be contract but have omitted essential term, court must fill in reasonable term under circumstances).

¶8. We disagree. The Board stated that it had to determine what methodology should be applied to calculate CVPS’s overearnings in 2001, 2002, and 2003, given the language of the 2001 MOU. After carefully examining the specific language of the MOU and considering the parties’ arguments, the Board accepted the Department’s cost-of-service-based methodology rather than CVPS’s equity-based methodology. The Board acknowledged that CVPS “may have had some reason to believe that its recommended methodology is consistent with prior Board practice,” but noted that the Board’s rejection of the Department’s proposed methodology in 1994 was because of “an evidentiary failure” rather than a substantive analysis. The Board also pointed out that at the time the 2001 MOU was reached; CVPS’s chief financial officer made statements suggesting that the earnings cap provision “should be applied in a manner that ensures that ratepayers do not pay more during the 2001-2003 time period than they would have under cost-of-service ratemaking,” as advocated under the Department’s proposed methodology. According to the Board, in contrast, accepting CVPS’s proposed methodology would require ratepayers to provide a return on items traditionally excluded from rates, “including millions of dollars of unused cash and the $9 million writeoff that CVPS agreed to make as part of the 2001 MOU.” We conclude that the Board’s adoption of a cost-of-service-based methodology for calculating overearnings pursuant to the 2001 MOU was reasonable under the circumstances, consistent with both the record and principles of contract law, and thus entitled to deference. Accordingly, we reject CVPS’s first claim of error.

¶9. Next, CVPS argues that the Board erroneously credited ratepayers twice for revenue the company earned from the sale of surplus power formerly sold to the company’s New Hampshire subsidiary, Connecticut Valley Electric Company (CVEC). In December 2002, CVPS agreed to sell CVEC’s assets to a New Hampshire utility for value plus $21 million, which represented an estimate of the loss of revenue resulting from CVPS retaining power no longer used to serve CVEC’s customers and not necessary to serve its Vermont load. Thirteen months later, at the closing on the CVEC sale, the estimated loss was only $14.351 million, meaning that CVPS’s revenue from selling surplus power would be $6.649 million more than originally estimated. According to CVPS, the Board credited ratepayers twice for the sale of the surplus power by giving them the benefit of a portion of the estimated revenue from future sales of surplus power and also crediting them with the revenue from the actual sale of the same power that occurred after the CVEC sale. In the alternative, CVPS argues that this Court should remand the matter for the Board to take into account tax liabilities and the writeoff of other unrecovered costs associated with the CVEC sale that would significantly reduce its $6.649 million gain.

¶10. In response to these arguments, which were directly and fully raised for the first time in CVPS’s motion for reconsideration, the Board stated that CVPS’s analysis was. “entirely new” and that its calculations in support of the analysis were not presented during the evidentiary hearings or in the more than 600 pages of briefs that it filed. According to the Board,

CVPS has not demonstrated how this new analysis relates to specific costs and adjustments included in the Company’s filings and embedded in the- cost of service that we found to be just and reasonable. We do not know to what extent, if any, the costs and revenues presented are already recognized in the cost of service. These are factual questions which parties should have had an opportunity to consider during the evidentiary hearings and explore on cross-examination. The new analysis presents other significant factual issues, such as whether the specific costs and revenues are consistent with other assumptions used in the cost of service. Without answers to these questions, as well as other factual questions, we cannot draw any conclusions from CVPS’s new analysis.

The Board concluded that “allowing CVPS to present the analysis now would undermine the litigation process” and likely result in depriving the Board of important evidence because parties would feel free to present new strategies during reconsideration.

¶11. Ironically, CVPS continues this pattern on appeal by ignoring the Board’s rationale for rejecting its double-counting arguments until its reply brief, and even then failing to address head-on the Board’s point that CVPS’s new post-hearing arguments were not properly preserved because they required further factual development. See Robertson v. Mylan Labs., Inc. 2004 VT15,¶ 1 n.2, 176 Vt. 356, 848 A.2d 310 (“We need not consider an argument raised for the first time in a reply brief.”). Instead, CVPS relies on In re Twenty-Four Vt. Utils.,159 Vt. 339,352-53,618 A.2d 1295, 1303 (1992) for the general proposition that arguments are not waived if they are included in post judgment motions. Although we noted in that case that the appellant had failed to preserve an argument by raising it in a post judgment motion, the principle we elucidated is that an objection should be raised promptly to allow the Board to respond “in a way that gave [the parties] an opportunity to cross-examine and rebut, and which would place all relevant information on the record.” Id. at 353, 618 A.2d at 1303. Here, the Board ruled that CVPS’s post-hearing analysis deprived the Board of important evidence necessary to test it in the crucible of an adversary hearing. CVPS has failed to demonstrate that the Board erred in ruling that the company’s argument came too late to be considered in that rate proceeding. See In re Green Mountain Power Corp., 147 Vt. 509, 516, 519 A.2d 595, 599 (1986) (statutory deadlines for completing rate proceedings impose practical limitations on Board, which must have control over its order of business to perform its statutory obligations to parties and public); cf. Hoffer v. Ancel, 2004 VT 38, ¶19,176 Vt. 630, 852 A.2d 592 (mem.) (plaintiff failed to preserve argument raised only in opposition to motion to amend rather than in response to defendants’ summary judgment motion).

¶12. The lack of preservation is even more evident with respect to CVPS’s third argument—that the Board erred by taking into account the $6.649 million gain because the CVEC sale occurred in the interim period between the end of the test year and the beginning of the first rate year. CVPS first suggested the argument in a footnote in its motion for reconsideration. Although the motion for reconsideration went into considerable detail in arguing that the Board’s treatment of the $6.649 million was inequitable and based on an erroneous interpretation of the evidence, the motion did not argue that the gain should be excluded as outside the test year. Rather, CVPS stated without elaboration in a brief footnote that the gain from the CVEC sale was not within the rate year and “arguably falls outside of the period within the Board’s consideration.” Not only is the footnote insufficient to adequately raise the issue before the Board, but CVPS made statements to the Board throughout the rate proceeding implying its acknowledgment that revenues from the CVEC sale would be recognized in determining the company’s rates. We conclude that the issue was not preserved for review. See In re Vt. Yankee Nuclear Power Station, 2003 VT 53, ¶13,175 Vt. 368, 829 A.2d 1284 (to be preserved for appeal, issue “must be presented with sufficient specificity and clarity to give the tribunal below a fair opportunity to rule on it”); cf. In re Citizens Utils. Co., 171 Vt. at 458-59, 769 A.2d at 29-30 (utility waived argument “suggested” in its motion for reconsideration).

¶13. Finally, CVPS argues that the Board abused its discretion by not allowing the company to include all of its additional administrative costs resulting from the CVEC sale. According to CVPS, the CVEC sale caused a loss of economies of scale with respect to the cost of administrative services that it was previously able to share with CVEC. CVPS argues that the Board should have allowed all of the claimed costs because no party offered any evidence to demonstrate that those administrative costs formerly shared with CVEC under the service contract were unreasonable or imprudent.

¶14. CVPS asked the Board to approve all of the “common” administrative costs that it had shared with CVEC as part of its service contract. The Department opposed CVPS’s request, arguing that, although some loss of economies of scale was inevitable with the CVEC sale, the total administrative costs should decline to some extent upon the sale of a significant part of the company’s operations. The Department claimed that, when asked to provide detail on the service contract wages, CVPS declined to do so because the wages were not in company rate filings. The Department asked the Board to reject all of the claimed costs because Vermont ratepayers were not getting any additional services from those costs, and CVPS had failed to justify them. In large part, the Board rejected the Department’s request, noting that over sixty percent of the costs were general overhead expenses or associated payroll taxes. The Board approved only about two-thirds of the claimed costs, however, stating that some of the costs allocated under the service contract were associated with specific functions that CVPS no longer provided to CVEC. While acknowledging that CVPS’s billing system had not changed with the sale of CVEC, the Board concluded that CVPS would no longer need all of the employees who had previously provided support to CVEC, and further would no longer be required to perform production, transmission, and distribution services for CVEC. Accordingly, the Board refused to give CVPS all of its claimed additional administrative costs resulting from the sale of CVEC.

¶15. We find no abuse of discretion. We recognize that a utility’s administrative costs are generally deemed to be necessary and reasonable, but the Board provided a sound explanation for why it would be unreasonable to award all of the claimed costs in this circumstance. As we have stated before, in reviewing Board orders, our role is not to reweigh the Board’s balancing of consumer and investor interests in setting rates, but rather to assure ourselves that the Board has given reasoned consideration to both of those interests, and to consider whether, given those interests, the end result of the rate order is within a zone of reasonableness.

In re Citizens Utils. Co., 171 Vt. at 462, 769 A.2d at 32 (quotations omitted). Here, CVPS has failed to demonstrate that the Board disallowed reasonable administrative costs.

Affirmed.

Publish	BY THE COURT:

Do Not Publish

     /s/ Paul L. Reiber
Paul L. Reiber, Chief Justice
     /s/ John A. Dooley
John A. Dooley, Associate Justice
     /s/ Marilyn S. Skoglund
Marilyn S. Skoglund, Associate Justice
     /s/ Brian L. Burgess_
Brian L. Burgess, Associate Justice
     /s/ Ernest W. Gibson III
Ernest W. Gibson III
(Ret.) Associate Justice
Specially Assigned